Exhibit 8.1

                              LIST OF SUBSIDIARIES


1.   Manhattan Minerals (Bermuda) Ltd. (Bermuda)
2.   Manhattan Minerals (Holdings) Ltd. (Bermuda)
3.   Compania Minera Manhattan, S.A. (Peru)
4.   Manhattan Sechura Compania Minera S.A. (Peru)